SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         August 11, 2010 (June 8, 2010)
                Date of Report (Date of earliest event reported)


                               BWI HOLDINGS, INC.
               (Exact Name of Registrant as Specified in Charter)

          Nevada                       333-145471                   N/A
(State or Other Jurisdiction          (Commission               IRS Employer
      of Incorporation)               File Number)           Identification No.)

3915 - 61st Ave. S.E., Calgary, Alberta Canada                    T2C 1V5
  (Address of Principal Executive Offices)                       (Zip Code)

                                 (403) 255-2900
              (Registrant's Telephone number, including area code)

                                      n/a
          (Former Name or Former Address, if Changed Since Last Report)

[ ] Written communications  pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the
    Exchange Act (17 CFR 240.13e-4(c))
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SECTION 7. REGULATION FD

ITEM 7.01 REGULATION FD DISCLOSURE

REVERSE STOCK SPLIT

On June 8, 2010, the Board of Directors of BWI Holdings, Inc., a Nevada corporation (the "Corporation") authorized and approved a reverse stock split of one for every ten (1:10) of the Corporation's total issued and outstanding shares of common stock (the "Reverse Stock Split"). The Reverse Stock Split was effectuated based on market conditions and upon a determination by the Board of Directors that the Reverse Stock Split was in the Corporation's best interests and those of its shareholders. Certain factors were discussed among the members of the Board of Directors concerning the need for the Reverse Stock Split, including: (i) current trading price of the Corporation's shares of common stock on the OTC Bulletin Board and potential to increase the marketability and liquidity of the Corporation's common stock; (ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios; and (iii) desire to meet future requirements of per-share price and net tangible assets and shareholders' equity relating to admission for trading on other markets;

The Reverse Stock Split will be effectuated on August 16, 2010 based upon the filing with and acceptance by FINRA of the appropriate documentation. The Reverse Stock Split will decrease the Corporation's total issued and outstanding shares of common stock from 94,980,630 to 9,498,063 shares of common stock. The common stock will continue to be $0.001 par value.

The Corporation's trading symbol on the Over-the-Counter Bulletin Board will change to "BWIHD.PK". After twenty business days, the Corporation's trading symbol will revert back to the original symbol of "BWIH.PK".

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BWI HOLDINGS, INC.

DATE: August 11, 2010
                                               /s/ Jim Can
                                               ---------------------------------
                                        Name:  Jim Can
                                        Title: President/Chief Executive Officer